CONSENT OF KPMG LLP, INDEPENDENT ACCOUNTANTS

We consent to incorporation herein by reference of or report dated October 27, 1998, relating to the consolidated balance sheets of Micromuse Inc. and subsidiaries as of September 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998, annual report on Form 10-K of Micromuse Inc.


/s/ KPMG LLP
Mountain View, California
November 17, 1999